Exhibit 10.45

LETTER AGREEMENT

May 4, 2006

Kenneth A. Czaja
Chief  Financial Officer
BriteSmile, Inc.

Dear Ken,

The purpose of this letter is to document  the arrangement we have agreed to regarding your employment with BriteSmile, Inc.  (The “Company”). The Company agrees to the following:

1.

If you decide to leave the company between the date of this agreement and December 31, 2006, the Company will pay you a lump-sum severance amount on your last date of employment that is equal to nine times your monthly salary as of the last date of your employment, subject to one of either of the following conditions:

	1.	You remain employed with the Company until January 1, 2007, or

	2.	A replacement for you is hired by the Company before December 31, 2006

If you leave the company voluntarily before January 1, 2007 and a replacement has not been hired, there will be no severance.

2.

If terminated according to the provisions of section 1, following your termination, the Company will continue to pay, at its expense, for continuation of medical, dental and vision coverage for you and your current dependents as listed on your current insurance coverage under the federal law known as COBRA for nine months. At the conclusion of the period during which the Company pays for your medical, dental and vision coverage pursuant to the foregoing sentence, you may elect to continue to receive medical, dental and vision coverage under COBRA.  However, if you elect to do so, you will be required to pay the premiums for such coverage.

You will also be entitled to receive the executive outplacement services already contracted on your behalf by the company with the Right Outplacement Group.

3.	Your salary will be increased to $235,000 per year effective May 1, 2006

4.

If you stay with the company until January 1, 2007, you will also be eligible for a cash bonus equal to 1% of the Company’s EBITDA (excluding unique non-cash charges such as expense for stock options and other non-cash expense exclusions approved by the Company as part of its bonus program terms) for the period from May 1 until the end of 2006, which will be paid by February 15, 2007. Termination for cause or voluntary termination prior to January 1, 2007 will negate any cash bonus.

5.

Withholding Taxes.  All amounts to be paid hereunder shall be paid net of the amount of any taxes that the Company or its successor may be required to withhold there from in respect of any federal, state, local or other income or other taxes.

6.	Governing Law. This Agreement shall be governed by the laws of the State of California.

BriteSmile, Inc.

By:	/s/ John Reed

Title:	CEO

Agreed:

/s/ Kenneth A. Czaja

Kenneth A. Czaja